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                                                                       EXHIBIT 2

                          STOCKHOLDERS VOTING AGREEMENT
                          -----------------------------


         THIS STOCKHOLDERS VOTING AGREEMENT ("Agreement") is entered into as of February 18, 2003, by and among William F. Mitchell ("Mitchell"), Pete L. Stephens, M.D. ("Stephens"), Emerald Advisors, Inc. ("Emerald") and ETC Asset Management, LLC ("ETC," and together with Mitchell, Stephens and Emerald, collectively, the "Stockholders"), and H.F. Lenfest ("Lenfest").

                                   BACKGROUND:
                                   ----------


         A. ENVIRONMENTAL TECTONICS CORPORATION, a Pennsylvania corporation (the "Corporation"), has conducted negotiations with PNC Bank, National Association ("PNC"), with respect to the Corporation's request that PNC establish a credit facility in the maximum, aggregate principal amount of $19,800,000, including
(i) a revolving credit facility in the maximum, aggregate principal amount of $12,000,000 to be used for the Corporation's working capital purposes, repayment of debt of the Corporation existing on the date hereof and general corporate purposes directly related to the growth of the business, (ii) a cash collateralized line of credit facility in the aggregate amount of $2,800,000 for the issuance of standby and trade letters of credit, and (iii) a standby letter of credit not to exceed $5,100,000 to secure outstanding variable rate revenue bonds issued by the Corporation pursuant to a Trust Indenture, dated as of March 15, 2000 between the Corporation and Wachovia Bank, National Association, formerly known as First Union National Bank, as Trustee, all in accordance with the terms of a Credit Agreement to be entered into between the Corporation and PNC (the "Credit Agreement").

         B. As a condition to closing the transaction contemplated by the Credit Agreement, PNC is requiring the Corporation to procure subordinated financing in an amount not less than $10,000,000.

         C. The Corporation has conducted negotiations with Lenfest with respect to the Corporation's request to establish subordinated financing in the principal amount of $10,000,000 to be used for the Corporation's working capital purposes, repayment of debt of the Corporation existing on the date hereof and general corporate purposes directly related to the growth of the business (the "Subordinated Financing").

         D. The terms and conditions of the Subordinated Financing have been agreed upon and incorporated in a draft of the proposed Convertible Note and Warrant Purchase Agreement to be entered into between the Corporation and Lenfest (the "Purchase Agreement"), including provision for the Corporation's tender of a 10% senior subordinated convertible note payable to Lenfest, in the principal amount of $10,000,000, which is convertible into shares of the Corporation's common stock, par value $.05 per share (the "Common Stock") representing in excess of 18% of the issued and outstanding shares of the Common Stock (the "Convertible Note").



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         E. In connection with the Subordinated Financing, the Corporation is issuing to Lenfest warrants (the "Warrants") to purchase up to 10% of the issued and outstanding shares of the Common Stock, on a fully-diluted basis, at an exercise price per share determined on the date of exercise (the Subordinated Financing, including the issuance of the Convertible Note and the Warrants in connection therewith, shall be referred to hereinafter as the "Transaction").

         F. Pursuant to the rules of the American Stock Exchange, stockholders owning a majority of the issued and outstanding shares of voting stock of the Corporation must approve any transaction in which the Corporation issues shares of, or securities convertible or exercisable into shares of, Common Stock representing 20% or more of the presently issued and outstanding Common Stock for less than the greater of book or market value of the Common Stock.

         G. As of the date hereof, each of the Stockholders is the record holder and beneficial owner (as defined in Rule 13d-3 under the Securities Act of 1934, as amended) and/or has voting power with respect to such number of shares of Common Stock indicated next to his or its signature on the final page of this Agreement (the "Shares").

         H. In the aggregate, the Stockholders own or have voting power with respect to a majority of the issued and outstanding shares of Common Stock and have agreed to vote their Shares in favor of the consummation of the Transaction.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties, intending to be legally bound, hereby agree as follows:

         1. AGREEMENT TO VOTE SHARES. From and after the date of this Agreement and ending on the Expiration Date (as defined in Section 5 c. below), each Stockholder agrees that, at any meeting of the stockholders of the Corporation, however called (the "Meeting"), he or it shall vote all of his or its respective Shares (a) in favor of the Transaction and (b) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Corporation made in connection with the Transaction.

         2. GRANT OF IRREVOCABLE PROXY. In order to ensure the voting of the Stockholders in accordance with Section 1 of this Agreement, upon execution of this Agreement by all parties, each Stockholder shall execute and deliver to Mitchell an irrevocable proxy, in the form of Exhibit A hereto, granting to Mitchell the right to vote in respect of all Shares now owned or hereafter registered in the name of such Stockholder. It is understood and agreed that such irrevocable proxy shall relate solely to voting in favor of the Transaction or against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Corporation made in connection with the Transaction and shall not constitute the grant of any rights to said proxy to vote as to any other matters.

         3. REPRESENTATIONS, WARRANTIES AND COVENANTS. Each of the Stockholders hereby represents, warrants and covenants to Lenfest that he or it: (a) has full power to enter into this Agreement, (b) has not, prior to the date of this Agreement, granted and is not a party to, any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this

                                       2

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Agreement, and such party shall not grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement, (c) upon completion of the Transaction will own, directly or beneficially, at least the number of Shares set forth opposite such party's name on Exhibit B hereto, and (d) will not take any action inconsistent with the intent and provisions of this Agreement, including, without limitation, the transfer, sale or other disposition of any Shares prior to the Expiration Date, in each case, unless the proposed transferee agrees to execute a copy of this Agreement and become bound by the terms hereof, and any attempted transfer, sale or disposition without executing a copy of this Agreement shall be null and void; provided, however, that this Section 3(d) shall not apply to Emerald.

         4. ENFORCEABILITY. Each Stockholder expressly agrees that this Agreement shall be specifically enforceable against him or it in any court of competent jurisdiction in accordance with its terms.

         5. GENERAL PROVISIONS.

                  a. All of the covenants and agreements contained in this Agreement shall be binding upon, and enure to the benefit solely of, the parties and their respective successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                  b. This Agreement may be executed by facsimile transmission and in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

                  c. The terms of Sections 1 and 3, and the proxies delivered pursuant to Section 2 of this Agreement shall remain in effect until the earlier of (i) June 18, 2003; and (ii) the day immediately following the date of the Meeting or the date the Transaction is otherwise approved by a majority of the stockholders of the Corporation (the "Expiration Date").

                  d. If any provision of this Agreement shall be declared void or unenforceable by any court or administrative board of competent jurisdiction, such provision shall be deemed to have been severed from the remainder of the Agreement and this Agreement shall continue in all respects to be valid and enforceable.

                  e. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

                  f. Whenever the context of this Agreement shall so require, the use of the singular number shall include the plural and the use of any gender shall include all genders.

                  g. This Agreement may not be modified, amended, altered or supplemented without the written agreement of each of the parties hereto.

                                       3

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                  h. From time to time, at the request of either Lenfest or the
Corporation and without further consideration, the Stockholders shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate and make effective the transaction contemplated by this Agreement.



                            [SIGNATURE PAGE FOLLOWS]







                                       4

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         IN WITNESS WHEREOF, each Stockholder has caused this Agreement to be duly executed as of the date first above written.



                                            STOCKHOLDERS:

                                            /s/ William F. Mitchell
                                            ----------------------------
                                            William F. Mitchell


                                            /s/ Pete L. Stephens, M.D.
                                            ----------------------------
                                            Pete L. Stephens, M.D.


                                            Emerald Advisors, Inc.

                                            By:  /s/ Kenneth Mertz
                                                 -----------------------
                                                 Name:  Kenneth Mertz
                                                 Title:


                                            ETC Asset Management, LLC

                                            By:  /s/ Todd Martin
                                                 -----------------------
                                                 Name:  Todd Martin
                                                 Title:




                                       5

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         IN WITNESS WHEREOF, Lenfest has caused this Agreement to be duly executed as of the date first above written.


                                            /s/ H.F. Lenfest
                                            ----------------------------
                                            H.F. Lenfest













                                       6

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                                    EXHIBIT A
                                    ---------

                                IRREVOCABLE PROXY

         The undersigned agrees to, and hereby grants William F. Mitchell ("Mitchell") an irrevocable proxy pursuant to the provisions of the Pennsylvania Business Corporation Law to vote, or to execute and deliver written consents or otherwise act with respect to, all shares of capital stock of Environmental Tectonics Corporation, a Pennsylvania corporation (the "Corporation"), now owned or hereafter acquired by the undersigned (collectively, the "Shares") as fully, to the same extent and with the same effect as the undersigned might or could do under any applicable laws or regulations governing the rights and powers of stockholders of a Pennsylvania corporation, as provided in Section 1 of that certain Stockholders Voting Agreement, dated as of February ___, 2003 (the "Stockholders Voting Agreement"), among Mitchell, Pete L. Stephens, M.D., Emerald Advisors, Inc., ETC Asset Management, LLC and H.F. Lenfest. The undersigned hereby affirms that this irrevocable proxy is given as a condition of the Stockholders Voting Agreement and, as such, is coupled with an interest and is irrevocable. It is further understood by the undersigned that this irrevocable proxy may be exercised by Mitchell for the period beginning the date hereof and ending on the earlier of (i) June 18, 2003; and (ii) the day immediately following the date of (A) any meeting of the stockholders of the Corporation at which the stockholders of the Corporation vote to approve the Transaction (as defined in the Stockholders Voting Agreement) or (B) the date on which the Transaction is otherwise approved by a majority of the stockholders of the Corporation.

         THIS PROXY SHALL REMAIN IN FULL FORCE AND EFFECT AND BE ENFORCEABLE AGAINST ANY DONEE, TRANSFEREE OR ASSIGNEE OF THE SHARES.

Dated as of February ___, 2003            _______________________________
                                          Stockholder


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                                    EXHIBIT B
                                    ---------

             Stockholder                                      Shares
             -----------                                      ------

             William F. Mitchell                             1,624,398
             Pete L. Stephens, M.D.                            682,600
             Emerald Advisors, Inc.                            865,550
             ETC Asset management, LLC                         641,200